Exhibit 99.1

McGrath RentCorp Announces Results for Third Quarter 2012

Rental revenues increase 4%

EPS decreases 19% to $0.50 for the Quarter

LIVERMORE, Calif.--(BUSINESS WIRE)--November 1, 2012--McGrath RentCorp (NASDAQ: MGRC) (the “Company”), a diversified business to business rental company, today announced revenues for the quarter ended September 30, 2012 of $99.4 million, a decrease of 5%, compared to $104.9 million in the third quarter of 2011. The Company reported net income of $12.5 million, or $0.50 per diluted share for the third quarter of 2012, compared to net income of $15.4 million, or $0.62 per diluted share, in the third quarter of 2011.

Dennis Kakures, President and CEO of McGrath RentCorp, made the following comments regarding these results and future expectations:

“Although Company-wide rental revenues increased 4% from a year ago, we had a 19% drop in EPS for the quarter. The reduction of $0.12 of EPS was primarily related to Enviroplex, our non-core California classroom manufacturing business having lower equipment sales of approximately $9.3 million, and to a lesser degree, margin compression during the quarter from a year ago. These items accounted for approximately $0.08 of the EPS reduction. The sales revenue shortfall was chiefly related to projects that will bill either later in 2012, or in early 2013. The margin compression reduction in Enviroplex profitability resulted from cost overruns on multiple custom projects moving through the plant during the same time frame. Additionally, as a result of the in-plant bottleneck, and needing to meet our delivery commitment time frames, a considerable amount of work was completed on site. This site work was considerably more costly due to significant inefficiencies between in-plant and field production work, and prevailing wage labor rates. Looking forward, we anticipate continued margin compression on Enviroplex’s sales revenues over the next quarter or two as these projects are completed. The remaining EPS reduction of $0.04 from a year ago was due to higher depreciation expense on a larger sized, but lower utilized fleet and higher interregional transportation costs to move equipment primarily from Northeastern to Southern U.S. rental markets for Adler, lower equipment sales and related gross profit in our modular division, partially offset by higher profitability at TRS-RenTelco.

TRS-RenTelco, our electronic test equipment division, rental revenues for the quarter increased by $1.8 million, or 7% to $26.5 million from a year ago. Divisional income from operations increased by 24% from the third quarter of 2011 to $10.2 million. The significantly higher percentage increase in profitability as compared to rental revenues was primarily related to lower direct SG&A and equipment depreciation expenses, partially offset by higher laboratory costs, all as a percentage of rental revenues from a year ago. Our results for TRS-RenTelco continue to reflect its discipline in strategic focus, strong brand following, operational efficiencies and an exceptionally talented and tenured work force.

Adler Tank Rentals, our tank and box division, rental revenues increased by $0.8 million, or 5% to $16.9 million from a year ago. Divisional income from operations decreased by $1.9 million or 20% year over year to $7.6 million. The decrease in profitability was primarily due to lower utilization driving higher rental equipment depreciation as a percentage of rental revenues, and higher inventory center costs from a year ago. As a result of the ongoing reduction in dry natural gas production in the Northeast and markedly lower utilization of Adler’s 21,000 gallon tank fleet in the region, we moved a large number of units to other regions, primarily to fill order opportunities. The one-time costs to transport these tanks were a material portion of the increase in inventory center expenses compared to a year ago.

The higher depreciation expense as a percentage of rental revenues was the result of a significant increase in year over year rental equipment inventory to support a larger geographic footprint and new customer growth opportunities, and lower equipment utilization levels, primarily in the Northeast, from a year ago. Division-wide Adler rental equipment utilization declined to 69.4% at the end of the third quarter compared to 90.5% a year ago; however, utilization increased from 67.5% from the end of the second quarter 2012. We are building the Adler brand across the continental U.S. and it is essential that we have the right mix and depth of inventory on the ground in all of the markets in which we operate in order to respond to a variety of end market needs. In fact, Adler’s industry mix of rental revenues for the third quarter of 2012 compared to the same period in 2011 reflects fracking related rentals decreasing from approximately 35% to 19%, while overall rental revenues increased 5%.

Modular division rental revenues for the quarter were down slightly to $20.0 million, or less than 1% from a year ago, however, rental revenues increased from $19.5 million or 2% from the second quarter of 2012. Rental revenues for the quarter grew by 9% year over year in our markets outside of California; however, they declined by 7% within the state. We had a 22% increase in first month’s rent bookings for modular buildings during the third quarter compared to a year ago with our markets outside of California increasing by 48%, while the California market was flat. Although the California market still has general economic and state budget headwinds, we believe there is a discernible recovery occurring in the state. The unemployment rate has declined to 10.2% from 10.7% in July, and from a Great Recession high of 12.6%. The housing market for new homes in the greater Bay Area has improved with a number of projects under construction and others in preliminary stages. There has also been an uptick in commercial construction activity. We are hopeful these trends continue and that we begin to see their impact in our California modular numbers.

Modular division year over year income from operations decreased by 24% to $4.6 million; however, modular rental operations gross profit declined only 4%. The higher percentage reduction in income from operations was due primarily to lower gross profit on modular equipment sales, which tends to be less predictable than for rentals. We also experienced higher inventory center equipment processing expenses for the quarter from a year ago related primarily to increased business activity in the Texas market. Finally, modular division utilization was down slightly to 66% from 67% a year ago, and was flat compared to the second quarter of 2012. It is important to point out that our division-wide modular quarterly average utilization over the past eight quarters has stayed within a narrow range of 66% to 68%. We believe this speaks to a modular business that has stabilized with greater upside opportunity than downside risk.

Looking forward, we are keenly focused on leveraging the significant opportunities that Adler Tank Rentals provides us in building a much larger and more profitable tank and box rental business. Although third quarter utilization levels were lower than we would like to see them, there is no reservation in my outlook that we are in the very early innings of a very successful franchise. Our growth opportunities are numerous and we will need many more rental assets over time in achieving our goals.

As for other strategic direction comments, our portable storage business continued to make good progress during the quarter in building its customer following, increasing booking levels and growing rental revenues. We are beginning to realize critical mass in our installed base of customers in some of the markets in which we operate. We still have ample room to grow rental revenues within our current cost structure. At the same time, we are actively investigating additional geographies for expansion. I’m very pleased with what we have accomplished in growing our portable storage business starting in 2008, and in an economy that has had an average annual real GDP growth rate of less than one-half of one-percent over this time frame. As the economy continues to improve, and with the infrastructure and quality team we are continuing to build, our portable storage business should benefit very favorably. We believe that we have an excellent opportunity to become a meaningful player in the portable storage rental industry. As mentioned this past quarter, we plan to exit the environmental test equipment business. We have had interest from multiple parties in acquiring the assets of the business and are presently managing this process. We’ve also recently added a full-time corporate development associate to our team in order to provide greater bandwidth in our review of a continuum of strategic growth opportunities.”

All comparisons presented below are for the quarter ended September 30, 2012 to the quarter ended September 30, 2011 unless otherwise indicated.

MOBILE MODULAR

For the third quarter of 2012, the Company’s Mobile Modular division reported a 24% decrease in income from operations to $4.6 million. Rental revenues decreased 1% to $20.0 million and other direct costs increased 14% to $6.7 million, which resulted in a decrease in gross profit on rental revenues of 9% to $9.8 million. Sales revenues decreased 33% to $5.7 million, with gross profit on sales revenues decreasing 41% to $1.3 million, primarily due to lower margins on used equipment sales revenues in the third quarter of 2012. Selling and administrative expenses increased 1% to $8.5 million primarily as a result of higher salary and benefit costs, primarily related to the expansion of our Portable Storage growth initiative.

TRS-RENTELCO

For the third quarter of 2012, the Company’s TRS-RenTelco division reported a 24% increase in income from operations to $10.2 million. Rental revenues increased 7% to $26.5 million. The increase in rental revenues together with a 1% decrease in depreciation expense to $9.7 million and an 18% increase in other direct costs to $3.9 million, resulted in an increase in gross profit on rental revenues of 10% to $12.9 million. Sales revenues increased 2% to $5.8 million with gross profit on sales increasing 11% to $2.8 million, due to higher margins on used equipment sales revenues in the third quarter of 2012. Selling and administrative expenses decreased 1% to $6.2 million, primarily due to decreased salary and benefit costs.

ADLER TANKS

For the third quarter of 2012, the Company’s Adler Tanks division reported a 20% decrease in income from operations to $7.6 million. Rental revenues increased 5% to $16.9 million and other direct costs increased 94% to $2.1 million, which resulted in a decrease in gross profit on rental revenues of 8% to $11.8 million. Rental related services revenues increased $1.3 million to $4.6 million, with gross profit on rental related services revenues decreasing $0.3 million to $0.7 million. Selling and administrative expenses increased 13% to $4.9 million, primarily due to higher allocated corporate expenses as Adler’s revenues grew at a higher rate compared to other business segments and increased personnel and benefit costs.

OTHER HIGHLIGHTS

  Debt increased $6.2 million during the quarter to $314.2 million, with the Company’s funded debt (notes payable) to equity ratio decreasing from 0.89 to 1 at June 30, 2012 to 0.88 to 1 at September 30, 2012. As of September 30, 2012, the Company had capacity to borrow an additional $215.8 million under its lines of credit.
  Dividend rate increased 2% to $0.235 per share for the third quarter 2012 compared to the third quarter 2011. On an annualized basis, this dividend represents a 3.6% yield on the October 31, 2012 close price of $26.26.
  Adjusted EBITDA decreased 8% to $42.2 million for the third quarter of 2012. At September 30, 2012, the Company’s ratio of funded debt to the last twelve months actual Adjusted EBITDA was 1.96 to 1 compared to 1.88 to 1 at June 30, 2012. Adjusted EBITDA is defined as net income before interest expense, provision for income taxes, depreciation, amortization and non-cash stock-based compensation. A reconciliation of net income to Adjusted EBITDA and Adjusted EBITDA to net cash provided by operating activities can be found at the end of this release.

You should read this press release in conjunction with the financial statements and notes thereto included in the Company’s latest Forms 10-K and 10-Q and other SEC filings. You can visit the Company’s web site at www.mgrc.com to access information on McGrath RentCorp, including the latest Forms 10-K and 10-Q and other SEC filings.

FINANCIAL GUIDANCE

The Company revises its previous 2012 full-year earnings guidance range of $1.70 to $1.85 to an updated range of $1.70 to $1.75 per diluted share.

For the full-year 2012, the Company expects approximately 5% to 6% growth in rental operations revenues over 2011 and gross profit from sales to be approximately 25% to 30% lower than 2011. Rental equipment depreciation expense is expected to increase to approximately $63 million, driven by rental fleet growth. Selling and administrative costs are expected to increase to approximately $84 million to support business growth, and continued investment in Adler Tanks and our portable storage initiative. Full year interest expense is forecasted to be approximately $9 million. The Company expects the 2012 effective tax rate to be 39.2% and the diluted share count to be approximately 25.2 million shares. These forward-looking statements reflect McGrath RentCorp’s expectations as of November 1, 2012. Actual 2012 full-year earnings per share results may be materially different and affected by many factors, including those factors outlined in the “forward-looking statements” paragraph at the end of this press release.

ABOUT MCGRATH RENTCORP

Founded in 1979, McGrath RentCorp is a diversified business-to-business rental company. Under the trade name Mobile Modular Management Corporation (Mobile Modular), it rents and sells modular buildings to fulfill customers’ temporary and permanent classroom and office space needs in California, Texas, Florida, and the Mid-Atlantic from Washington D.C. to Georgia. The Company’s TRS-RenTelco division rents and sells electronic test equipment and is one of the leading rental providers of general purpose and communications test equipment in the Americas. In 2008, the Company purchased the assets of Adler Tank Rentals, a New Jersey based supplier of rental containment solutions for hazardous and nonhazardous liquids and solids with operations today serving key markets throughout the U.S. Also, in 2008, under the trade name TRS-Environmental, the Company entered the environmental test equipment rental business serving the Americas. In 2008, the Company also entered the portable storage container rental business in California under the trade name Mobile Modular Portable Storage, and in 2009 expanded this business into Texas and Florida. For more information on McGrath RentCorp and its operating units, please visit our websites:

Corporate – www.mgrc.com
Tanks and Boxes – www.AdlerTankRentals.com
Modular Buildings – www.MobileModularRents.com
Portable Storage – www.MobileModularRents-PortableStorage.com
Electronic Test Equipment – www.TRS-RenTelco.com
Environmental Test Equipment – www.TRS-Environmental.com
School Facilities Manufacturing – www.Enviroplex.com

CONFERENCE CALL NOTE

As previously announced in its press release of October 11, 2012, McGrath RentCorp will host a conference call at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) on November 1, 2012 to discuss the third quarter 2012 results. To participate in the teleconference, dial 1-877-941-1427 (in the U.S.), or 1-480-629-9664 (outside the US), or visit the investor relations section of the Company’s website at www.mgrc.com. Telephone replay of the call will be available for 7 days following the call by dialing 1-800-406-7325 (in the U.S.), or 1-303-590-3030 (outside the U.S.). The pass code for the call replay is 4568266.

FORWARD-LOOKING STATEMENTS

Statements in this press release which are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, regarding McGrath RentCorp’s business strategy, future operations, financial position, estimated revenues or losses, projected costs, prospects, plans and objectives are forward looking statements. These forward-looking statements appear in a number of places and can be identified by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “future,” “intend,” “hopes,” “goals” or “certain” or the negative of these terms or other variations or comparable terminology. In particular, the statements made in this press release about the following topics are forward looking statements: margin compression on Enviroplex’s sales revenues over the next quarter or two, Adler Tanks brand initiatives and expectations about building a larger and more profitable tank and box rental business, recovery in the California economy in general and the impact of this recovery on the modular market within the state, stabilization of our modular business with greater upside opportunity than downside risk, our plans to exit the environmental test equipment business [and management of the sale of these assets], and the statements under the heading “Financial Guidance.”

Management cautions that forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause our actual results to differ materially from those projected in such forward-looking statements including, without limitation, the following: the continuation of the current recession and financial, budget and credit crises, particularly in California, including the impact on funding for school facility projects and residential and commercial construction sectors, our customers’ need and ability to rent our products, and the Company’s ability to access additional capital in the current uncertain capital and credit market; changes in state funding for education and the timing and impact of federal stimulus monies; the effectiveness of management’s strategies and decisions, general economic, stock market and business conditions, including in the states and countries where we sell or rent our products; continuing demand for our products; hiring, retention and motivation of key personnel; failure by third parties to manufacture and deliver our products in a timely manner and to our specifications; the cost of and our ability to successfully implement information system upgrades; our ability to finance expansion and to locate and consummate acquisitions and to successfully integrate and operate Adler Tanks and other acquisitions; fluctuations in interest rates and the Company’s ability to manage credit risk; our ability to effectively manage our rental assets; the risk that we may be subject to litigation under environmental, health and safety and product liability laws and claims from employees, vendors and other third parties; fluctuations in the Company’s effective tax rate; changes in financial accounting standards; our failure to comply with internal control requirements; catastrophic loss to our facilities; effect on the Company’s Adler Tanks business from reductions to the price of oil or gas; new or modified statutory or regulatory requirements; success of the Company’s strategic growth initiatives; risks associated with doing business with government entities; seasonality of our businesses; intense industry competition including increasing price pressure; our ability to timely deliver, install and redeploy our rental products; significant increases in raw materials, labor, and other costs; and risks associated with operating internationally, including unfavorable exchange rates for the U.S. dollar against our Canadian dollar denominated revenues.

Our future business, financial condition and results of operations could differ materially from those anticipated by such forward-looking statements and are subject to risks and uncertainties including the risks set forth above, those discussed in Part II—Item 1A “Risk Factors” and elsewhere in our Form 10-Q for the quarter ended September 30, 2012 filed with the SEC on November 1, 2012 and in our Form 10-K for the year ended December 31, 2011, filed with the SEC on February 29, 2012, and those that may be identified from time to time in our reports and registration statements filed with the SEC. Forward-looking statements are made only as of the date of this press release and are based on management’s reasonable assumptions; however, these assumptions can be wrong or affected by known or unknown risks and uncertainties. Readers should not place undue reliance on these forward-looking statements and are cautioned that any such forward-looking statements are not guarantees of future performance. Except as otherwise required by law, we do not undertake any duty to update any of the forward-looking statements after the date of this press release to conform such statements to actual results or to changes in our expectations.

MCGRATH RENTCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share amounts)	2012	2011	2012	2011

REVENUES
Rental	$63,418	$60,964	$183,327	$172,108
Rental Related Services	13,010	10,737	34,703	28,616
Rental Operations	76,428	71,701	218,030	200,724
Sales	22,382	32,783	42,318	55,206
Other	620	388	1,776	1,488
Total Revenues	99,430	104,872	262,124	257,418

COSTS AND EXPENSES
Direct Costs of Rental Operations
Depreciation of Rental Equipment	16,163	15,357	47,236	44,794
Rental Related Services	10,252	8,321	27,816	22,201
Other	12,698	10,274	33,856	30,479
Total Direct Costs of Rental Operations	39,113	33,952	108,908	97,474
Costs of Sales	16,677	23,622	28,961	37,392
Total Costs of Revenues	55,790	57,574	137,869	134,866
Gross Profit	43,640	47,298	124,255	122,552
Selling and Administrative Expenses	20,848	19,992	63,372	57,238
Income from Operations	22,792	27,306	60,883	65,314
Interest Expense	2,312	2,051	6,867	5,487
Income Before Provision for Income Taxes	20,480	25,255	54,016	59,827
Provision for Income Taxes	8,029	9,900	21,175	23,452
Net Income	$12,451	$15,355	$32,841	$36,375

Earnings Per Share:
Basic	$0.50	$0.63	$1.33	$1.50
Diluted	$0.50	$0.62	$1.31	$1.47
Shares Used in Per Share Calculation:
Basic	24,785	24,362	24,730	24,320
Diluted	25,106	24,719	25,133	24,702

Cash Dividends Declared Per Share	$0.235	$0.230	$0.705	$0.690

MCGRATH RENTCORP
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
	September 30,	December 31,
(in thousands)	2012	2011

ASSETS
Cash	$362	$1,229
Accounts Receivable, net of allowance for doubtful accounts of $2,200 in 2012 and $1,500 in 2011	101,048	92,671

Rental Equipment, at cost:
Relocatable Modular Buildings	549,225	539,147
Electronic Test Equipment	274,300	258,586
Liquid and Solid Containment Tanks and Boxes	246,228	201,456
	1,069,753	999,189
Less Accumulated Depreciation	(350,117)	(326,043)
Rental Equipment, net	719,636	673,146

Property, Plant and Equipment, net	99,916	94,702
Prepaid Expenses and Other Assets	27,899	17,170
Intangible Assets, net	11,693	12,311
Goodwill	27,700	27,700
Total Assets	$988,254	$918,929

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Notes Payable	$314,193	$296,500
Accounts Payable and Accrued Liabilities	61,615	58,854
Deferred Income	35,642	25,067
Deferred Income Taxes, net	221,046	205,366
Total Liabilities	632,496	585,787

Shareholders’ Equity:
Common Stock, no par value -
Authorized -- 40,000 shares
Issued and Outstanding -- 24,809 shares in 2012 and 24,576 shares in 2011	82,449	74,878
Retained Earnings	273,309	258,264
Total Shareholders’ Equity	355,758	333,142
Total Liabilities and Shareholders’ Equity	$988,254	$918,929

MCGRATH RENTCORP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
	Nine Months Ended September 30,
(in thousands)	2012	2011

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$32,841	$36,375
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	53,665	49,746
Provision for Doubtful Accounts	1,775	1,373
Non-Cash Stock-Based Compensation	3,154	3,709
Gain on Sale of Used Rental Equipment	(9,381)	(9,713)
Change In:
Accounts Receivable	(10,152)	(14,526)
Income Taxes Receivable	—	6,131
Prepaid Expenses and Other Assets	(10,729)	(109)
Accounts Payable and Accrued Liabilities	3,580	10,467
Deferred Income	10,575	1,641
Deferred Income Taxes	15,680	19,401
Net Cash Provided by Operating Activities	91,008	104,495

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of Rental Equipment	(106,219)	(120,699)
Purchase of Property, Plant and Equipment	(11,025)	(15,181)
Proceeds from Sale of Used Rental Equipment	20,556	21,502
Net Cash Used in Investing Activities	(96,688)	(114,378)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net Borrowings (Repayments) Under Bank Lines of Credit	17,693	(64,067)
Borrowings Under Private Placement	—	100,000
Principal Payments on Senior Notes	—	(12,000)
Proceeds from the Exercise of Stock Options	3,572	1,848
Excess Tax Benefit from Exercise and Disqualifying Disposition of Stock Options	844	408
Payment of Dividends	(17,296)	(16,644)
Net Cash Provided by Financing Activities	4,813	9,545

Net Decrease in Cash	(867)	(338)
Cash Balance, beginning of period	1,229	990
Cash Balance, end of period	$362	$652

Interest Paid, during the period	$5,854	$3,705
Net Income Taxes Paid (Refunds Received), during the period	$4,633	$(2,696)
Dividends Accrued During the period, not yet paid	$6,156	$5,772
Rental Equipment Acquisitions, not yet paid	$6,868	$5,545

MCGRATH RENTCORP BUSINESS SEGMENT DATA (unaudited) Three Months Ended September 30, 2012

(dollar amounts in thousands)	Mobile Modular	TRS- RenTelco	Adler Tanks	Enviroplex	Consolidated
Revenues
Rental	$20,001	$26,529	$16,888	$—	$63,418
Rental Related Services	7,227	1,147	4,636	—	13,010
Rental Operations	27,228	27,676	21,524	—	76,428
Sales	5,661	5,803	1,735	9,183	22,382
Other	111	447	62	—	620
Total Revenues	33,000	33,926	23,321	9,183	99,430

Costs and Expenses
Direct Costs of Rental Operations:
Depreciation of Rental Equipment	3,478	9,670	3,015	—	16,163
Rental Related Services	5,321	949	3,982	—	10,252
Other	6,679	3,938	2,081	—	12,698
Total Direct Costs of Rental Operations	15,478	14,557	9,078	—	39,113
Costs of Sales	4,368	3,009	1,695	7,605	16,677
Total Costs of Revenue	19,846	17,566	10,773	7,605	55,790

Gross Profit
Rental	9,844	12,921	11,792	—	34,557
Rental Related Services	1,906	198	654	—	2,758
Rental Operations	11,750	13,119	12,446	—	37,315
Sales	1,293	2,794	40	1,578	5,705
Other	111	447	62	—	620
Total Gross Profit	13,154	16,360	12,548	1,578	43,640
Selling and Administrative Expenses	8,538	6,210	4,938	1,162	20,848
Income from Operations	$4,616	$10,150	$7,610	$416	22,792
Interest Expense					2,312
Provision for Income taxes					8,029
Net Income					$12,451

Other Information
Average Rental Equipment [1]	$526,534	$271,983	$231,955
Average Monthly Total Yield [2]	1.26%	3.25%	2.43%
Average Utilization [3]	66.2%	65.7%	68.9%
Average Monthly Rental Rate [4]	1.91%	4.95%	3.52%

1 Average Rental Equipment represents the cost of rental equipment excluding accessory equipment. For Mobile Modular and Adler Tanks, Average Rental Equipment also excludes new equipment inventory.
2 Average Monthly Total Yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment for the period.
3 Average Utilization is calculated by dividing the cost of Average Rental Equipment on rent by the total cost of Average Rental Equipment.
4 Average Monthly Rental Rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent for the period.

MCGRATH RENTCORP BUSINESS SEGMENT DATA (unaudited) Three Months Ended September 30, 2011

(dollar amounts in thousands)	Mobile Modular	TRS- RenTelco	Adler Tanks	Enviroplex	Consolidated
Revenues
Rental	$20,123	$24,759	$16,082	$—	$60,964
Rental Related Services	6,565	871	3,301	—	10,737
Rental Operations	26,688	25,630	19,383	—	71,701
Sales	8,485	5,699	134	18,465	32,783
Other	109	242	37	—	388
Total Revenues	35,282	31,571	19,554	18,465	104,872

Costs and Expenses
Direct Costs of Rental Operations:
Depreciation of Rental Equipment	3,457	9,725	2,175	—	15,357
Rental Related Services	5,115	856	2,350	—	8,321
Other	5,873	3,327	1,074	—	10,274
Total Direct Costs of Rental Operations	14,445	13,908	5,599	—	33,952
Costs of Sales	6,296	3,192	79	14,055	23,622
Total Costs of Revenues	20,741	17,100	5,678	14,055	57,574

Gross Profit
Rental	10,793	11,707	12,833	—	35,333
Rental Related Services	1,450	15	951	—	2,416
Rental Operations	12,243	11,722	13,784	—	37,749
Sales	2,189	2,507	55	4,410	9,161
Other	109	242	37	—	388
Total Gross Profit	14,541	14,471	13,876	4,410	47,298
Selling and Administrative Expenses	8,428	6,271	4,387	906	19,992
Income from Operations	$6,113	$8,200	$9,489	$3,504	27,306
Interest Expense					2,051
Provision for Income taxes					9,900
Net Income					$15,355

Other Information
Average Rental Equipment [1]	$506,130	$264,980	$164,415
Average Monthly Total Yield [2]	1.33%	3.11%	3.26%
Average Utilization [3]	67.1%	65.5%	88.0%
Average Monthly Rental Rate [4]	1.98%	4.76%	3.70%

1 Average Rental Equipment represents the cost of rental equipment excluding accessory equipment. For Mobile Modular and Adler Tanks, Average Rental Equipment also excludes new equipment inventory.
2 Average Monthly Total Yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment for the period.
3 Average Utilization is calculated by dividing the cost of Average Rental Equipment on rent by the total cost of Average Rental Equipment.
4 Average Monthly Rental Rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent for the period.

MCGRATH RENTCORP BUSINESS SEGMENT DATA (unaudited) Nine Months Ended September 30, 2012

(dollar amounts in thousands)	Mobile Modular	TRS- RenTelco	Adler Tanks	Enviroplex	Consolidated
Revenues
Rental	$59,414	$74,796	$49,117	$—	$183,327
Rental Related Services	19,427	2,831	12,445	—	34,703
Rental Operations	78,841	77,627	61,562	—	218,030
Sales	9,949	16,092	2,371	13,906	42,318
Other	345	1,309	122	—	1,776
Total Revenues	89,135	95,028	64,055	13,906	262,124

Costs and Expenses
Direct Costs of Rental Operations:
Depreciation of Rental Equipment	10,437	28,280	8,519	—	47,236
Rental Related Services	15,246	2,698	9,872	—	27,816
Other	18,326	10,537	4,993	—	33,856
Total Direct Costs of Rental Operations	44,009	41,515	23,384	—	108,908
Costs of Sales	7,467	8,311	2,119	11,064	28,961
Total Costs of Revenue	51,476	49,826	25,503	11,064	137,869

Gross Profit
Rental	30,651	35,979	35,605	—	102,235
Rental Related Services	4,181	133	2,573	—	6,887
Rental Operations	34,832	36,112	38,178	—	109,122
Sales	2,482	7,781	252	2,842	13,357
Other	345	1,309	122	—	1,776
Total Gross Profit	37,659	45,202	38,552	2,842	124,255
Selling and Administrative Expenses	25,317	19,315	15,347	3,393	63,372
Income (Loss) from Operations	$12,342	$25,887	$23,205	$(551)	60,883
Interest Expense					6,867
Provision for Income taxes					21,175
Net Income					$32,841

Other Information
Average Rental Equipment [1]	$521,382	$266,148	$216,985
Average Monthly Total Yield [2]	1.27%	3.13%	2.52%
Average Utilization [3]	66.3%	65.8%	72.0%
Average Monthly Rental Rate [4]	1.91%	4.76%	3.49%

1 Average Rental Equipment represents the cost of rental equipment excluding accessory equipment. For Mobile Modular and Adler Tanks, Average Rental Equipment also excludes new equipment inventory.
2 Average Monthly Total Yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment for the period.
3 Average Utilization is calculated by dividing the cost of Average Rental Equipment on rent by the total cost of Average Rental Equipment.
4 Average Monthly Rental Rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent for the period.

MCGRATH RENTCORP BUSINESS SEGMENT DATA (unaudited) Nine Months Ended September 30, 2011

(dollar amounts in thousands)	Mobile Modular	TRS- RenTelco	Adler Tanks	Enviroplex	Consolidated
Revenues
Rental	$59,689	$70,370	$42,049	$—	$172,108
Rental Related Services	17,886	2,273	8,457	—	28,616
Rental Operations	77,575	72,643	50,506	—	200,724
Sales	16,521	18,033	237	20,415	55,206
Other	314	1,070	104	—	1,488
Total Revenues	94,410	91,746	50,847	20,415	257,418

Costs and Expenses
Direct Costs of Rental Operations:
Depreciation of Rental Equipment	10,306	28,561	5,927	—	44,794
Rental Related Services	13,788	2,014	6,399	—	22,201
Other	17,263	9,902	3,314	—	30,479
Total Direct Costs of Rental Operations	41,357	40,477	15,640	—	97,474
Costs of Sales	12,083	9,754	154	15,401	37,392
Total Costs of Revenue	53,440	50,231	15,794	15,401	134,866

Gross Profit
Rental	32,120	31,907	32,808	—	96,835
Rental Related Services	4,098	259	2,058	—	6,415
Rental Operations	36,218	32,166	34,866	—	103,250
Sales	4,438	8,279	83	5,014	17,814
Other	314	1,070	104	—	1,488
Total Gross Profit	40,970	41,515	35,053	5,014	122,552
Selling and Administrative Expenses	24,027	18,920	11,704	2,587	57,238
Income from Operations	$16,943	$22,595	$23,349	$2,427	65,314
Interest Expense					5,487
Provision for Income taxes					23,452
Net Income					$36,375

Other Information
Average Rental Equipment [1]	$501,323	$257,593	$148,939
Average Monthly Total Yield [2]	1.32%	3.04%	3.14%
Average Utilization [3]	67.1%	65.4%	86.4%
Average Monthly Rental Rate [4]	1.97%	4.64%	3.63%

1 Average Rental Equipment represents the cost of rental equipment excluding accessory equipment. For Mobile Modular and Adler Tanks, Average Rental Equipment also excludes new equipment inventory.
2 Average Monthly Total Yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment for the period.
3 Average Utilization is calculated by dividing the cost of Average Rental Equipment on rent by the total cost of Average Rental Equipment.
4 Average Monthly Rental Rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent for the period.

Reconciliation of Adjusted EBITDA to the most directly comparable GAAP measures

To supplement the Company’s financial data presented on a basis consistent with accounting principles generally accepted in the United States of America (“GAAP”), the Company presents Adjusted EBITDA which is defined by the Company as net income before interest expense, provision for income taxes, depreciation, amortization, and non-cash stock-based compensation. The Company presents Adjusted EBITDA as a financial measure as management believes it provides useful information to investors regarding the Company’s liquidity and financial condition and because management, as well as the Company’s lenders, use this measure in evaluating the performance of the Company.

Management uses Adjusted EBITDA as a supplement to GAAP measures to further evaluate the Company’s period-to-period operating performance, compliance with financial covenants in the Company’s revolving lines of credit and senior notes as well as the Company’s ability to meet future capital expenditure and working capital requirements. Management believes the exclusion of non-cash charges, including stock-based compensation, is useful in measuring the Company’s cash available for operations and performance of the Company. Because management finds Adjusted EBITDA useful, the Company believes its investors will also find Adjusted EBITDA useful in evaluating the Company’s performance.

Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows, or other consolidated income or cash flow data prepared in accordance with generally accepted accounting principles in the United States or as a measure of the Company’s profitability or liquidity. Adjusted EBITDA is not in accordance with or an alternative for GAAP, and may be different from non−GAAP measures used by other companies. Unlike EBITDA, which may be used by other companies or investors, Adjusted EBITDA does not include stock-based compensation charges. The Company believes that Adjusted EBITDA is of limited use in that it does not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP and does not accurately reflect real cash flow. In addition, other companies may not use Adjusted EBITDA or may use other non-GAAP measures, limiting the usefulness of Adjusted EBITDA for purposes of comparison. The Company’s presentation of Adjusted EBITDA should not be construed as an inference that the Company will not incur expenses that are the same as or similar to the adjustments in this presentation. Therefore, Adjusted EBITDA should only be used to evaluate the Company’s results of operations in conjunction with the corresponding GAAP measures. The Company compensates for the limitations of Adjusted EBITDA by relying upon GAAP results to gain a complete picture of the Company’s performance. Because Adjusted EBITDA is a non-GAAP financial measure as defined by the Securities and Exchange Commission, the Company includes in the tables below reconciliations of Adjusted EBITDA to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Reconciliation of Net Income to Adjusted EBITDA
(dollar amounts in thousands)	Three Months Ended September 30,		Nine Months Ended September 30,		Twelve Months Ended September 30,
	2012	2011	2012	2011	2012	2011
Net Income	$12,451	$15,355	$32,841	$36,375	$46,068	$49,118
Provision for Income Taxes	8,029	9,900	21,175	23,452	29,179	30,975
Interest	2,312	2,051	6,867	5,487	8,986	7,026
Income from Operations	22,792	27,306	60,883	65,314	84,233	87,119
Depreciation and Amortization	18,326	17,110	53,665	49,746	71,314	66,054
Non-Cash Stock-Based Compensation	1,077	1,582	3,154	3,709	4,666	4,781
Adjusted EBITDA [1]	$42,195	$45,998	$117,702	$118,769	$160,213	$157,954

Adjusted EBITDA Margin [2]	42%	44%	45%	46%	46%	47%

Reconciliation of Adjusted EBITDA to Net Cash Provided by Operating Activities
(dollar amounts in thousands)	Three Months Ended September 30,		Nine Months Ended September 30,		Twelve Months Ended September 30,
	2012	2011	2012	2011	2012	2011
Adjusted EBITDA [1]	$42,195	$45,998	$117,702	$118,769	$160,213	$157,954
Interest Paid	(1,238)	(1,048)	(5,854)	(3,705)	(9,025)	(5,481)
Net Income Taxes (Paid) Refunds Received	(1,417)	(902)	(4,633)	2,696	(5,849)	1,384
Gain on Sale of Used Rental Equipment	(3,413)	(3,217)	(9,381)	(9,713)	(12,112)	(13,296)
Change in certain assets and liabilities:
Accounts Receivable, net	(14,646)	(10,811)	(8,377)	(13,153)	(11,407)	(730)
Prepaid Expenses and Other Assets	(1,240)	8,712	(10,729)	(109)	(13,846)	1,536
Accounts Payable and Other Liabilities	(1,434)	(136)	1,705	8,069	(2,362)	4,289
Deferred Income	6,928	(5,550)	10,575	1,641	10,211	(6,710)
Net Cash Provided by Operating Activities	$25,735	$33,046	$91,008	$104,495	$115,823	$138,946

1 Adjusted EBITDA is defined as net income before interest expense, provision for income taxes, depreciation, amortization and non-cash stock-based compensation.
2 Adjusted EBITDA Margin is calculated as Adjusted EBITDA divided by total revenues for the period.

CONTACT:
McGrath RentCorp
Keith E. Pratt, 925-606-9200
Chief Financial Officer